Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

September 21, 2004

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Comcast Corporation (“Comcast”) in connection with the registration with the Securities and Exchange Commission on Form S-3 (the “Registration Statement”) of up to 41,509,665 shares of Comcast’s Class A Common Stock par value $0.01 per share and 288,731 shares of Comcast’s Class A Special Common Stock par value $0.01 per share (collectively, the “Shares”). In connection with that registration, we have reviewed the proceedings of the Board of Directors of Comcast relating to the registration and proposed issuance of the common stock, the Articles of Incorporation and the Bylaws of Comcast, in each case as amended, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

        Based upon that review, it is our opinion that when the Shares are sold under the Registration Statement, they will be legally issued, fully paid and nonassessable under the Pennsylvania Business Corporation Law.

        We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Legal Matters” in the registration statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the  Securities Act of 1933.

Very truly yours,

PEPPER HAMILTON LLP